Exhibit 99.1

ViewRay Receives FDA 510(k) Clearance for MRIdian Linac

Announces Fourth Quarter and Full Year 2016 Financial Highlights, including

Record Revenue and $133.2 million in Backlog

CLEVELAND, February 27, 2017 — ViewRay, Inc. (Nasdaq: VRAY) announced today that the company received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market the MRIdian Linac system, the company’s next generation linear accelerator-based MRI-guided radiation therapy system.

“FDA clearance of the MRIdian Linac is a transformative milestone for ViewRay,” said Chris A. Raanes, president and chief executive officer of ViewRay. “We believe that availability of the world’s first commercial system to combine MRI for soft-tissue visualization and a compact linear accelerator will lead to a new standard of care in radiation oncology. Clinical experience with ViewRay’s first generation MRIdian System has demonstrated the benefits of on-table adaptive therapy and real-time MRI guidance, as clinicians are seeing for the first time how much tumors and organs move and change shape during the course of treatment.”

The first two MRIdian Linac systems in the United States are expected to be installed at Henry Ford Hospital in Detroit and Barnes-Jewish Hospital at Washington University in St. Louis.

“Radiation oncologists have long awaited the availability of a clinical system that integrates MR-imaging with linac radiation delivery, as this is a major breakthrough in improving the efficacy of radiation therapy for patients,” said Benjamin Movsas, M.D., chairman of Radiation Oncology at the Henry Ford Cancer Institute in Michigan. “At the Henry Ford Cancer Institute, we’re proud to be among the first centers to offer treatment with MRIdian Linac. The ability to see what’s happening inside the body while the patient is undergoing radiation therapy and ensure the radiation continually remains on target is a huge leap forward and will help us to improve patient outcomes.”

“With MRI-guided radiation therapy, we’re able to watch the movement of tumors and organs in the body as radiation is being delivered and adapt the dose of radiation in real-time, to help ensure the maximum dose reaches the tumor and that surrounding healthy tissue is spared,” said Sasa Mutic, Ph.D., director of Radiation Oncology Physics at Washington University School of Medicine. “This technology helps us treat tumors such those in the lung, liver and pancreas where increased precision is important due to nearby organs and other critical structures.”

ViewRay also announced the following financial highlights for the fourth quarter and full year ended December 31, 2016:

•	four new orders for MRIdian Systems in the fourth quarter of 2016, totaling $24.3 million, and 13 new orders for MRIdian Systems in 2016, totaling $77.0 million;

•	total backlog of $133.2 million as of December 31, 2016, representing 23 signed sales contracts;

•	revenue of $16.1 million in the fourth quarter of 2016, primarily from sales of three MRIdian Systems, and $22.2 million for the full year 2016, primarily from sales of four MRIdian Systems;

•	net loss of $11.0 million in the fourth quarter of 2016 and $50.6 million for the full year 2016; and

•	cash and cash equivalents of $14.2 million as of December 31, 2016.

“Our strong performance in 2016, combined with the $26.1 million we raised this January, positions us well for the launch and commercialization of MRIdian Linac,” said Ajay Bansal, chief financial officer of ViewRay.

About ViewRay

ViewRay®, Inc. (Nasdaq: VRAY), designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian integrates MRI technology, radiation delivery and proprietary software to locate, target and track the position and shape of soft-tissue tumors during radiation. ViewRay believes this combination of enhanced visualization and accuracy will significantly improve outcomes for patients.

ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward Looking Statements:

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the MRIdian Linac leading to a new standard of care in radiation oncology, the expected first two installations of the MRIdian Linac, and the benefits of MRIdian Linac for physicians and patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue ViewRay’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents ViewRay files with the SEC available at www.sec.gov.

Contact:

Michael Saracen

Senior Director,

Marketing ViewRay, Inc.

Phone: +1 408-242-2994

Email: media@viewray.com